EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 8, 2003, except for Notes 2 and 3, as to which the date is March 15, 2006, accompanying the consolidated financial statements included in the Annual Report of CSP, Inc. on Form 10-K for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CSP Inc. on Forms S-8 (File No. 2-79414, effective September 20, 1982, File No. 33-11815, effective June 16, 1992, File No. 333-64493, effective September 29, 1998, File No. 333-124030, effective April 13, 2005, and File No. 333-124031, effective April 13, 2005).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 15, 2006